Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-280153) and Form S-8 (No. 333-216639 and No. 333-240082) of our report dated March 25, 2026, with respect to the consolidated financial statements of BeyondSpring Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Costa Mesa, CA

March 25, 2026